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                     September 10, 2020

       Wei Feng
       Chief Financial Officer
       NIO Inc.
       Building 20, No. 56 AnTuo Road
       Anting Town, Jiading District Shanghai 201804
       People   s Republic of China

                                                        Re: NIO Inc.
                                                            Form 20-F for the
Year Ended December 31, 2019
                                                            Filed May 14, 2020
                                                            File No. 001-38638

       Dear Mr. Feng:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing